Exhibit No. 5

                       Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                          New York, New York 10004-1490
                            Telephone: (212) 858-1000

                               December 11, 1996

Citizens Utilities Company
High Ridge Park
Stamford, Connecticut 06905

Gentlemen:


                  As special counsel to Citizens Utilities Company, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act"), of up to 2,832,432 shares of the Company's Common Stock Series A and/or Series B, par value $.25 per share (the "Common Stock"), to be sold by certain selling stockholders ("Selling Stockholders") from time to time in accordance with Rule 415 under the Act, we have examined the registration statement on Form S-3 (the "Registration Statement") filed under the Act, including the prospectus which is a part thereof, and such other documents as we have considered necessary for the purposes of this opinion. Such shares are issuable pursuant to the Agreement and Plan of Merger dated October 10, 1996 among the Company, Citizens Conference Call Company and Conference-Call USA, Inc. Based upon such examination, we hereby advise you that:

                           (1)      We are of the opinion that the Company is a
corporation validly organized and duly existing under the laws of the State of Delaware. We are further of the opinion that shares of Common Stock (the "Offered Common Stock") heretofore issued and to be issued to the Selling Stockholders and hereafter sold by the Selling Stockholders in accordance with the Registration Statement, as amended and supplemented from time to time, if the steps enumerated in Paragraph (2) hereof shall have been taken, will be validly issued, fully paid and non-assessable.

                           (2)      The steps which are referred to in the
foregoing Paragraph (1) hereof are:

                           (a) It shall be  determined  that the public  service
                  commissions, or other regulatory agencies or bodies, or other political entities relating to public utilities matters of the pertinent states shall be without jurisdiction, or shall have declined to exercise jurisdiction over the issuance and/or sale of the Offered Common Stock, or shall have issued an appropriate order approving and authorizing the issuance and/or sale of the Offered Common Stock and such order shall be in full force and effect;

                           (b) An appropriate order of the Federal Energy Regulatory Commission with respect to the issuance and sale of the Offered Common Stock to the Selling Stockholders shall be in full force and effect;

                           (c) The Offered  Common Stock shall have been issued,
                  delivered and paid for in accordance with the provisions of the aforesaid Agreement and Plan of Merger.

                  We are members of the bar of the State of New York. In rendering the foregoing opinion, we express no opinion as to laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under "Legal Opinions" in the prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                      Very truly yours,

                                      By:/s/Winthrop, Stimson, Putnam & Roberts
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